THE STATE ELECTRICITY COMMISSION OF VICTORIA

                     EDISON MISSION ENERGY AUSTRALIA LIMITED

                        LOY YANG B POWER STATION PTY LTD

                              LOY YANG POWER LIMITED

                      THE HONOURABLE ALAN ROBERT STOCKDALE

                              LEANNE POWER PTY LTD

                              EDISON MISSION ENERGY

               --------------------------------------------------
                      TRANSACTION IMPLEMENTATION AGREEMENT
               --------------------------------------------------











                           Freehill Hollingdale & Page

                               101 Collins Street
                            Melbourne 3000 Australia
                           GPO Box 128A Melbourne 3001

                Telephone (03) 9288 1234 Facsimile (03) 9288 1567
                                DX 240 Melbourne
                               Reference: RWN:JCC


        MELBOURNE  SYDNEY  PERTH  CANBERRA  BRISBANE  LONDON  SINGAPORE
                           HANOI  HO CHI MINH CITY

                        CORRESPONDENT OFFICE IN JAKARTA


                                                         TABLE OF CONTENTS

PART 1 DEFINITIONS AND INTERPRETATION                                                                  1

1.1 Definitions                                                                                        1
1.2 Interpretation                                                                                     6

PART 2 CONDITIONS PRECEDENT AND GENERAL OBLIGATIONS                                                    7

2.1 Conditions Precedent                                                                               7
2.2 General Obligations                                                                                8
2.3 Effect of Execution of Utility Agreements                                                          9
2.4 Conditions Precedent to the sale of LYP                                                            9
2.5 Mutual Assistance                                                                                 10
2.6 Settlement                                                                                        10
2.7 Financial Agreements                                                                              11
2.8 EME's Obligations to Execute Documents and Procure Execution of Documents                         11
2.9 Remedies of SECV and the State Arising from this Part 2                                           11
2.10 Movement in Dates                                                                                12

PART 3 COAL PROCUREMENT AGREEMENT                                                                     12

3.1 Execution                                                                                         12
3.2 Execution Conditional on Settlement                                                               12
3.3 Assignment of Coal Supply Agreement                                                               12
3.4 Surviving Clauses                                                                                 13
3.5 Interdependence                                                                                   13

PART 4 INFRASTRUCTURE SERVICES AGREEMENT                                                              13

4.1 Execution                                                                                         13
4.2 Execution Conditional on Settlement                                                               13
4.3 Assignment of Miscellaneous Services Agreement                                                    13
4.4 Termination of Surviving Clauses                                                                  14
4.5 Interdependence                                                                                   14

PART 5 HEDGE AGREEMENT                                                                                14

5.1 Execution                                                                                         14
5.2 Execution Conditional on Settlement                                                               14
5.3 Information Obligations                                                                           15
5.4 No Allocation of Hedge Agreement                                                                  15

PART 6 LOY YANG COMPLEX AGREEMENT                                                                     15

6.1 Execution                                                                                         15
6.2 Execution Conditional on Settlement                                                               15
6.3 Termination of Prior and Inconsistent Agreements                                                  15
6.4 Limitation of Existing Rights                                                                     15
6.5 Easements                                                                                         16

PART 7 ASSET SALE AGREEMENT                                                                           16

7.1 Execution                                                                                         16
7.2 Execution Conditional on Settlement                                                               16
7.3 Payment of Stamp Duty                                                                             16

PART 8 JOINT VENTURE AGREEMENT                                                                        17

8.1 Assignment of Interest                                                                            17
8.2 Termination of Accrued Liabilities                                                                17
8.3 Conditional on Settlement                                                                         17

PART 9 STATE CONSENT                                                                                  17

PART 10 POWER SUPPLY AGREEMENT                                                                        17

10.1 Assignment of Power Supply Agreement                                                             17
10.2 Final Payments                                                                                   18
10.3 Termination of Surviving Clauses                                                                 18
10.4 Trading Immediately Prior to Settlement                                                          18
10.5 Conditional on Settlement                                                                        18

PART 11 FORMER SALE OF ASSETS AGREEMENT                                                               19

11.1 Acknowledgment and Release                                                                       19
11.2 Transfer of Assets                                                                               19
11.3 Conditional on Settlement                                                                        19

PART 12 STATE SUPPORT AGREEMENT                                                                       20

12.1 Termination and Waiver                                                                           20
12.2 Specific Waivers                                                                                 20
12.3 Conditional on Settlement                                                                        20

PART 13 RESTRUCTURE DEED                                                                              21

13.1 Termination and Waiver                                                                           21
13.2 Conditional on Settlement                                                                        21

PART 14 ANCILLARY CONTRACTS                                                                           21

14.1 Termination and Waiver                                                                           21
14.2 Execution conditional on Settlement                                                              21

PART 15 GENERAL RELEASE AND TERMINATION OF LIABILITIES                                                21

15.1 General Termination                                                                              21
15.2 LYBCO Shareholder's Deed                                                                         22
15.3 Mission Shareholders' Deed                                                                       22
15.4 Information Deed                                                                                 22
15.5 Licence Agreement                                                                                22
15.6 PNV Guarantee                                                                                    22
15.7 Conditional on Settlement                                                                        22
15.8 PNV                                                                                              22

PART 16 OTHER OBLIGATIONS                                                                             23

16.1 Termination of Completion of Construction Agreement                                              23
16.2 Deed of Release of Charges                                                                       23
16.3 Deed of Termination                                                                              24
16.4 Obligations of the State                                                                         24
16.5 Allocation of Vesting Contracts                                                                  24
16.6 Capitalisation of Leanne                                                                         24
16.7 Exemption from Generation Licence                                                                24
16.8 Software Licence                                                                                 24
16.9 Sale of Shares in Leanne                                                                         25

PART 17 CAPACITY IMPROVEMENTS TO THE LYB POWER STATION                                                25

17.1 Benefits Sharing                                                                                 25
17.2 State Proposal                                                                                   25
17.3 EME Assessment                                                                                   25
17.4 Implementation                                                                                   25
17.5 Non-Implementation                                                                               26
17.6 Capability Demonstration                                                                         26

PART 18 SALE RESTRICTION                                                                              27

PART 19 OBLIGATIONS REGARDING TIMING                                                                  27

19.1 Obligations of the Parties                                                                       27
19.2 Settlement Agreement of Confirm Order                                                            28

PART 20 INDEMNITIES                                                                                   28

20.1 Indemnities for Breach                                                                           28
20.2 Indemnities for Activities prior to Settlement                                                   28
20.3 Indemnity by State                                                                               28

PART 21 REPRESENTATIONS AND WARRANTIES                                                                28

21.1 Representations and warranties                                                                   28
21.2 Survival of Obligations                                                                          29

PART 22 CONFIDENTIALITY                                                                               29

22.1 Non-disclosure                                                                                   29
22.2 Exceptions                                                                                       29
22.3 Application to Clause 17                                                                         30

PART 23 NOTICES                                                                                       30

23.1 General                                                                                          30
23.2 Legibility of facsimile transmission                                                             31

PART 24 GENERAL                                                                                       31

24.1 Governing law and jurisdiction                                                                   31
24.2 Waiver and Variation                                                                             31
24.3 Further Assurances                                                                               32
24.4 Stamp Duty                                                                                       32
24.5 This agreement supersedes others                                                                 32
24.6 Relationship                                                                                     32
24.7 Exercise of rights                                                                               33
24.8 Approvals and consents                                                                           33
24.9 Indemnities                                                                                      33
24.10 Severability                                                                                    33
24.11 Supervening legislation                                                                         33


ATTACHMENTS

1.       Conditions Precedent
2.       Representations and Warranties
3.       Construction Contracts
4.       Legislative Amendments
5.       National Electricity Code Amendments
6.       Share Sale Agreement
7.       Intentionally Omitted
8.       Intentionally Omitted
9.       Easements
10.      CSA Calculation
11.      MSA Calculation
12.      PSA Charges for Month of Settlement
13.      Deed of Release of Charges
14.      Deed of Termination
15.      Deeds of Acknowledgment
16.      Intercreditor Deeds
17.      Settlement Agreement
18.      Generation Licence
19.      Vesting Contracts


THIS TRANSACTION IMPLEMENTATION AGREEMENT is made on 29 March 1997 (the "Execution Date") between the following parties:

(1) THE STATE ELECTRICITY COMMISSION OF VICTORIA a body corporate established under the State Electricity Commission Act 1958 (Vic) and having its principal place of business at Level 5, 452 Flinders Street, Melbourne Victoria ("SECV");

(2) EDISON MISSION ENERGY AUSTRALIA LIMITED (ACN 055 563 785) of Level 20, Tower East, Southgate Complex, 40 City Road, Melbourne, Victoria ("EME") as managing partner of, and on behalf of, the Latrobe Power Partnership ("LPP");

(3) LOY YANG B POWER STATION PTY LTD (ACN 052 530 551) of Level 5, 452 Flinders Street, Melbourne, Victoria ("LYBCO");

(4) LOY YANG POWER LIMITED (ACN 065 381 240) of Bartons Lane, Traralgon, Victoria ("LYP");

(5) THE HONOURABLE ALAN ROBERT STOCKDALE in his capacity as Treasurer of the State of Victoria for and on behalf of the State of Victoria(the "STATE");

(6) LEANNE POWER PTY LTD (ACN 077 851 079) of 452 Flinders Street, Level 5, Melbourne, Victoria ("LEANNE"); and

(7) EDISON MISSION ENERGY, a California corporation ("EDISON MISSION") of 18101 Von Karmen Ave, Suite 1800, Irvine, California, USA 92715, as to
      Part 18 of this Agreement only.

WHEREAS:
A. As of 31 December 1992 the Parties entered into a series of contractual arrangements with respect to the Loy Yang B Power Station.

B. The parties have agreed to change the contractual relationships between them on the terms and conditions set forth in this Agreement.

C. The parties have determined that the State and SECV must complete the transactions described in this agreement prior to completion of the sale of LYP pursuant to a separate set of documents, that the sale of LYP must be completed on or prior to 12 May 1997, and that any delay in this transaction will result in significant ramifications for the State and SECV.

D. The Parties acknowledge that they will be under severe time constraints to achieve Settlement by 12 May 1997 given the number and types of conditions precedent and other matters involved and that continuous and diligent co-operative efforts will be essential.

NOW IT IS AGREED:

                                      PART 1
                         DEFINITIONS AND INTERPRETATION

1.1   Definitions

 "AFFILIATES" means, in relation to any Party, a Related Body Corporate (as such term is defined in the Corporations Law) of that Party, together with:
(a)   any entity controlled by that Party;
(b)   any entity that controls, directly or indirectly, that Party; or
(c)   any entity directly or indirectly under common control with the Party.

For this purpose, "control" of an entity or Party means ownership of a majority of the voting power of that entity.

"AGENT" means Loy Yang B Agencies Pty Ltd.

"ALLOCATION STATEMENT" means allocation statement pursuant to Part 5, Division 1 of the Electricity Act (as amended in accordance with Attachment 4);

"ASSET SALE AGREEMENT" means the Asset Sale Agreement entered into between LYBCO and Leanne under clause 7.

"ASSIGNMENT PAYMENT" means the sum of $1,000,000,000 paid by SECV to Leanne at Settlement.

"ASSUMPTION DEED" means the deed to be entered into between EME and Leanne substantially in the form of Attachment 5 to the Joint Venture Agreement pursuant to which Leanne becomes a Participant (as defined in the Joint Venture Agreement).

"AUTHORITY" means any Federal, State or local government or regulatory department, body, instrumentality, agency, Minister or other authority.

"BUSINESS DAY" means a day (not being a Saturday or a Sunday) on which the banks are open for general banking business in Melbourne.

"CAPABILITY CHARGE" shall have the meaning ascribed to that term in the Power Supply Agreement.

"CERTIFICATES" means the certificates referenced in clause 16.1(c)(2).

"COAL SUPPLY AGREEMENT" means the Coal Supply Agreement between SECV, LYBCO and EME, dated 31 December 1992.

"COAL PROCUREMENT AGREEMENT" or "CPA" means the Coal Procurement Agreement entered into between LYP and EME under Part 3.

"CONSTRUCTION PERIOD OBLIGATIONS" has the meaning ascribed to that term in the State Support Agreement.

"CONSTRUCTION CONTRACTS" means the contracts described in Attachment 3.

"CONSTRUCTION GUARANTEES" means the guarantees described in Attachment 3.

"CONSTRUCTION SECURITY" means the retention monies and bank guarantees described in Attachment 3.

"CONTAMINATION" has the meaning ascribed to that term in the Former Sale of Assets Agreement.

"CPA SECURITIES" means the Deed of Charge, the Mortgage of Land and the Mortgage of Mining Licence each entered into between LYP and EME (or its Affiliates), granted to secure certain obligations of LYP as referred to in the CPA.

"DANGEROUS SUBSTANCES" has the meaning ascribed to that term in the Former Sale of Assets Agreement.

"DEEDS OF ACKNOWLEDGMENT" means each deed between:
(a)   LYP, LYBF and EME;  and
(b)   State, SECV, EME, Leanne and LYBF,
      each in the form of Attachment 15.

"DEED OF RELEASE OF CHARGES" means the Deed of Release of Charges substantially in the form of Attachment 13.

"DEED OF TERMINATION" means the Deed of Termination substantially in the form of Attachment 14.

"ELECTRICITY ACT" means the Electricity Industry Act 1993, as amended.

"FINANCIAL AGREEMENTS" means the Intercreditor Deeds and the Deeds of Acknowledgment.

"FORMER SALE OF ASSETS AGREEMENT" means the Sale of Assets Agreement between SECV, LYBCO and EME dated 31 December 1992.

"GENERATION LICENCE" means a licence under section 162 of the Electricity Act to generate electricity for supply and sale.

"HEDGE AGREEMENT" means the Hedge Agreement entered into between Leanne, SECV and the State, together with EME (in its capacity as owner of an interest in the LYB Power Station, as the managing partner of LPP and as a guarantor of the obligations of Leanne), under Part 5.

"HEDGE SECURITIES" means the Deed of Charge and Mortgage of Land over the LYB Power Station and entered into by EME, the State and SECV securing Leanne's obligations referred to in the Hedge Agreement.

"INDUSTRY AGREEMENTS" means:
(a)   a connection agreement between PowerNet Victoria and EME;
(b)   a use of system agreement between Victorian Power Exchange and EME; and
(c)   an ancillary services agreement between Victorian Power Exchange and EME.

"INFORMATION DEED" means the Information Deed between SECV and Mission Energy Management Australia Pty Ltd (ACN 055 563 696) dated 13 July 1995.

"INFRASTRUCTURE SERVICES AGREEMENT" or "ISA" means the Infrastructure Services Agreement entered into between LYP and EME under Part 4.

"INTERCREDITOR DEEDS" means
(a) the deed to be entered into by LYP, EME and LYAF in the form of Attachment 16; and
(b) the deed to be entered into by EME, Leanne, SECV and LYBF, also in the form of Attachment 16.

"JOINT VENTURE AGREEMENT" means the Joint Venture Agreement between LYBCO and EME dated 31 December 1992.

"LICENCE AGREEMENT" means the Licence Agreement dated 31 December 1992 entered into between SECV, LYBCO, EME and Mission Energy Management Australia Pty Ltd (ACN 055 563 696).

"LOY YANG ADJACENT AREA" has the meaning ascribed to that term in the Former Sale of Assets Agreement.

"LOY YANG A POWER STATION" means the 2000MW (nameplate capacity) mine mouth power station owned by LYP.

"LOY YANG COMPLEX SECURITIES AGREEMENT" means the Agreement to be entered into concurrently with this Agreement between the State, SECV, Leanne, LYP and EME.

"LOY YANG MINE" means the brown coal mine adjacent to the Loy Yang A Power Station.

"LOY YANG B TRADER SOFTWARE" means that portion of the computer software licensed pursuant to the Software Licence which allows the user of such software to interrogate the Victorian Power Exchange and to place bids with the Victorian Power Exchange, each in accordance with the Pool Rules.

"LPP CSA" means LPP's share in the Coal Supply Agreement.

"LPP MSA" means LPP's share in the Miscellaneous Services Agreement.

"LOY YANG COMPLEX AGREEMENT" means the Loy Yang Complex Agreement entered into between LYP, EME and SECV under Part 6.

"LPP POWER SUPPLY AGREEMENT" means LPP's interest in the Power Supply Agreement between SECV, LYBCO and LPP dated 31 December 1992 but does not include the LYBCO Power Supply Agreement.

"LYA BIDDER" shall mean each of the four consortia shortlisted by the State to lodge bids for the acquisition of LYP.

"LYAF" means the financiers of the LYA Bidder(s) for the purchase of LYP.

"LYBCO POWER SUPPLY AGREEMENT" means LYBCO's interest in the Power Supply Agreement between SECV, LPP and LYBCO dated 31 December 1992 but does not include the LPP Power Supply Agreement.

"LYBCO SHAREHOLDER'S DEED" means the LYBCO Shareholder's Deed executed by PNV in favour of LYBCO and EME dated 5 January 1994.

"LYBF" means the financiers to EME.

"LYB POWER STATION" means the 1000MW power station known as the Loy Yang B Power Station.

"LYP PRIVATISATION DATE" means the date on which the issued shares in LYP cease to be held by SECV or SECV's nominees.

"MEDA" means Mission Energy Development Australia Pty Ltd (ACN 056 292 052);

"MISCELLANEOUS SERVICES AGREEMENT" means the Miscellaneous Services Agreement between SECV, LYBCO and EME, dated 31 December 1992.

"MISSION SHAREHOLDERS' DEED" means the shareholders deed dated 31 December 1992 granted by Edison Mission Energy Company, a California corporation, Loy Yang Holdings Pty Ltd (ACN 057 361 805) and MEC International B.V., a Netherlands company (collectively, the "MISSION SHAREHOLDERS' DEED GRANTORS") in favour of LYBCO and EME.

"PARTIES" means the parties to this Agreement collectively, but shall include Edison Mission only with respect to Part 18 of this Agreement.

"PARTY" means a party to this Agreement, but shall include Edison Mission only with respect to Part 18 of this Agreement.

"PNV GUARANTEE" means the guarantee given by PNV in favour of EME dated 5 January 1994.

"POOL RULES" has the meaning ascribed to that term in section 154 of the Electricity Act.

"POWER SUPPLY AGREEMENT" or "PSA" means the Power Supply Agreement between SECV, LYBCO and LPP dated 31 December 1992.

"PRODUCTION PERIOD OBLIGATIONS" has the meaning ascribed to that term in the State Support Agreement.

"PRODUCTION PERIOD UNDERTAKING" has the meaning ascribed to that term in the State Support Agreement.

"PROJECT" means the operation, maintenance, expansion and modification of the LYB Power Station and all activities and operations ancillary or incidental thereto.

"PROJECT AGREEMENT" has the meaning ascribed to that term in the Joint Venture Agreement.

"RELATED BODY CORPORATE" has the meaning ascribed to that term in the Corporations Law.

"RESTRUCTURE DEED" means the deed dated 5 January 1994 entitled "SECV Restructure -- LYB Deed of Confirmation" between certain parties to this Agreement and their Related Body Corporates, together with Generation Victoria, National Electricity and Electricity Services Victoria.

"SERVICES" has the meaning ascribed to that term in the Miscellaneous Services Agreement.

"SETTLEMENT" means settlement or completion of each of the transactions contemplated by this Agreement in the order prescribed by clause 19.1 following satisfaction of the conditions precedent in accordance with clause 2.1.

"SETTLEMENT AGREEMENT" means the agreement substantially in the form of Attachment 17.

"SETTLEMENT DATE" means the date on which Settlement occurs.

"SHARE SALE AGREEMENT" means the agreement in the form of Attachment 6.

"SHARES" means all the issued shares in Leanne.

"SOFTWARE LICENCE" means the licence from SECV to EME granting rights with respect to certain software routines involving interrogation and bidding of and on the Victorian Power Exchange and the administration of certain hedging contracts;

"STATE AGREEMENT" means the State Agreement attached as a schedule to the Loy Yang B Act 1992.

"STATE AGREEMENT TERMINATION AGREEMENT" means the Agreement to be entered into concurrently with this Agreement between the State, SECV, LYP, EME and Leanne.

"STATE SUPPORT AGREEMENT" means the State Support Agreement between the State, EME, LYBCO, the Banks listed therein and the Agent dated 31 December 1992.

"TRANSACTION DOCUMENTS" means the Coal Procurement Agreement, the Infrastructure Services Agreement, the Hedge Agreement, the Loy Yang Complex Agreement, the Asset Sale Agreement, the Share Sale Agreement, the CPA Securities, the Deed of Release of Charges, the Deed of Termination, the Deeds of Acknowledgment, this Agreement, the Hedge Securities and the Intercreditor Deeds.

"VESTING CONTRACTS" means the contracts referred to in section 91AA(3) of the Electricity Act to which SECV (in its capacity as the Loy Yang B Trader) is a party and listed in Attachment 19.

"WATER AUTHORITY" means the Central Gippsland Regional Water Authority.

1.2   Interpretation

In this Agreement unless the contrary intention is specifically expressed:

(a) a reference to a statute, ordinance, code or other law includes regulations and other instruments under, and consolidations, amendments, re-enactments, extensions or replacements of that statute, ordinance, code or law;

(b) a reference to a thing (including, without limitation, an amount) is a reference to the whole and each part of it;

(c)   the singular includes the plural and vice versa;

(d) the words "person" and "entity" each include a natural person, firm, body corporate, partnership (whether limited or otherwise), joint venture, trust, an unincorporated association and an Authority;

(e) a reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and permitted assigns;

(f)   a reference to one gender includes all genders;

(g) a reference to a half hour is a reference to any of the successive 30 minute periods commencing immediately after midnight, 12.30 am, 1.00 am and so on until the following midnight;

(h) a reference to an accounting term is to be interpreted in accordance with accounting standards under the Corporations Law, Schedule 5 to the Corporations Regulations and, if not inconsistent with those accounting standards and that schedule, generally accepted principles and practices applied from time to time in Australia;

(i) a reference to an agreement, deed, memorandum or letter shall include a reference to any amendments, deviations, waivers, compromises, collateral arrangements and restatements, whether written, oral, by course of conduct or implied by law;

(j) if a period of time is specified and the period dates from a given day or the day of an act or event, it is to be calculated exclusive of that day and, if a period of time is specified as commencing on a given day or the day of an act or event, it is to be calculated inclusive of that day;

(k) if the time for performing an obligation under this Agreement, not relating to the day to day operation of the LYB Power Station, the Loy Yang Mine or the provision of Services, expires on a day that is not a Business Day, time will be extended until the next Business Day;

(l) where a word or phrase is specifically defined in this Agreement, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(m) if a payment prescribed under this Agreement to be made by a Party on or by a given Business Day is made after 2.00 pm on that day, it is taken to be made on the next Business Day; provided, that this clause shall not apply to the Settlement Date and any payments made on the Settlement
      Date shall be taken to have been made on the Settlement Date;

(n) headings are inserted for convenience and do not affect the interpretation this Agreement;

(o) any Transaction Document executed by EME on behalf of the joint venture formed pursuant to the Joint Venture Agreement shall be construed as having been executed by such joint venture as reconstituted at Settlement, including after all actions taken pursuant to Part 19;

(p)   this agreement includes the recitals to this agreement; and

(q) except for the purpose of Part 20 (Indemnities) a reference to this Agreement includes a reference to the attachments to this Agreement and each of the Transaction Documents.

                                      Part 2
                  Conditions Precedent and General Obligations

2.1   Conditions Precedent

(a) Subject to paragraph (d), Settlement shall occur on the second Business Day after the completion or waiver of the last of the conditions referred to in Attachment 1 have been fulfilled (or waived under paragraph 2.1(e)) but in any event not before 7 May 1997 unless otherwise agreed.

(b) This Agreement other than clauses 2.1(d), (e), (f) and (g), 2.2, 2.4, 2.5, 2.7, 2.8, 2.9, 2.10, 3.1, 4.1, 5.1, 6.1, 7.1, 14.1, 16.4, 16.8, 20, 21, 22, 23
and 24.1, 24.2, 24.3, 24.6, 24.7, 24.8 and 24.9, is of no force or effect and do not become binding unless and until the condition set out in Attachment 1, Part 3, is fulfilled.

(c) The obligations of the Parties under this Agreement, other than their obligations under clauses 2.1(d), (e), (f) and (g), 2.2, 2.4, 2.5, 2.7, 2.8,
2.9, 2.10, 3.1, 4.1, 5.1, 6.1, 7.1, 14.1, 16.4, 16.8, 20, 21, 22, 23, 24.1,
24.2, 24.3, 24.6, 24.7, 24.8 and 24.9 are subject to and do not become binding unless on or before Settlement each of the conditions set out in Attachment 1 is fulfilled (or waived under paragraph 2.1(e)).

(d) If Settlement has not occurred by 12 May 1997 then either the State or EME may terminate this Agreement (other than clauses 2.1(e), (f) and (g), 20, 21, 22 and 23) upon written notice to the other parties; provided, subject to section 2.1(g) each of EME or the State shall perform expeditiously all acts within its control necessary to complete Settlement by 12 May 1997, and EME or the State may not terminate if Settlement is not completed by 12 May 1997 because it has failed to perform all such acts; provided further that unless the Parties agree otherwise this Agreement shall terminate if Settlement has not occurred by 1 June 1997 (other than clauses 2.1(e), (f) and (g), 20, 21, 22 and 23, 24.1 and 24.6).

(e)  Conditions in Part 1 or 2 of Attachment 1 are waived if, and only if:

      (1) where the condition is expressed to be for the benefit of a particular Party, that Party gives notice of the waiver of the condition to the other Party; or
      (2) in any other case, the Parties agree in writing to waive the condition.

(f)   (1)   Subject to paragraph (g), each Party shall use their respective reasonable endeavours to ensure that the conditions in Attachment 1 are fulfilled on or before Settlement and shall keep each other
            Party informed of any circumstances which may result in any of the conditions not being satisfied in accordance with its terms.
      (2)   Without limiting sub-paragraph (1), the Treasurer undertakes to:
            (A)   submit  the  legislative amendments set out in Attachment 4 to the Parliament of Victoria;
            (B)   support  the  adoption  of those legislative amendments by the
                  Parliament of Victoria; and
            (C)   provide EME a reasonable opportunity to comment on the final wording of the legislative amendments set out in Attachment 4 prior to their submission to the Parliament of Victoria.

(g) The obligations imposed on a Party by paragraph 2.1(d) or 2.1(f)(1) does not require that Party to waive any condition under paragraph 2.1(e).

(h) The State and EME acknowledge and agree that further legislation may be required to amend the Loy Yang B Act 1992 to allow the remaining provisions of that Act which are specific to the existing arrangements to be repealed. The State shall:
      (1)   permit EME to comment on the proposed amendments;
      (2) ensure such amendments do not affect the new arrangements entered into pursuant to this Agreement and shall either:
            (A) ensure that sections 22 and 26 remain in full force and effect; or
            (B) the effect of sections 22 and 26 will be replicated in another manner.

2.2   General Obligations

Each of the parties shall use its reasonable endeavours to fulfil, or to procure the fulfilment, of each of the following actions or events either before, or as soon as reasonably possible after, Settlement:

(a) EME becoming subject to an exempt futures market declaration under section 1127(l) of the Corporations Law;

(b) the amendments to chapter 9 of the draft National Electricity Code set out in Attachment 5 becoming accepted by the Participating Jurisdictions (as that term is defined in the National Electricity Code) and the State forthwith giving notice to and:
      (1) consulting with the corresponding Minister of the Participating Jurisdictions; and
      (2) submitting the amendments to the Australian Competition and Consumer Commission for approval;

(c)   execution of the Industry Agreements;

(d) the conveyance by LYP of the sewerage infrastructure to the Water Authority and the execution of an agreement substantially in the form of that initialled by LYP, EME and SECV for identification by the Water Authority;

(e) the execution of the Water Supply Agreements substantially in the form of that initialled by EME and SECV for identification by the Water Authority;

(f) the execution of the agreements substantially in the form of that initialled by EME and SECV for identification by Gascor; and

(g)   execution and delivery of the Software Licence by the parties thereto.

2.3   Effect of Execution of Utility Agreements

To the extent that the agreements referred to in clauses 2.2(d), (e) and (f) have not been executed by EME and the other party thereto or LYP has not transferred the relevant infrastructure to the counterparty, LYP shall continue to provide such services on the terms and conditions of the draft agreements described in clauses 2.2(d), (e) and (f) until the agreements referred to in clauses 2.2(d), (e) and (f) are executed and LYP has transferred the relevant infrastructure.

2.4   Conditions Precedent to the sale of LYP

(a)   The State and SECV agree that any sale of the shares in LYP will:
      (1) be subject to conditions precedent (which they agree not to waive) in terms Attachment 1, Part 1, paragraphs (d), (e) and (f);
      (2) require LYP (or the owner of the assets secured by the CPA Securities) to grant the CPA Securities at or before Settlement; and
      (3) require LYP and LYAF to enter into the Intercreditor Deed at or before settlement of the sale of LYP.

(b)   The State and SECV agree that, between the date of this agreement and
      Settlement:
      (1)   the ownership of the shares in LYP will not change;
      (2)   the Loy Yang A Power Station will remain an asset of LYP; and
      (3) LYP shall not and that the State and SECV shall not permit LYP to dispose of any interest (whether legal or beneficial) in the Loy Yang A Power Station.

      provided that this shall not prevent the State entering into an agreement for the sale of the Loy Yang A Power Station which is interdependent with the sale of the shares in LYP.

(c) The State and SECV agree that between the Settlement Date and the LYP Privatisation Date:
      (1)   the ownership of the shares in LYP will not change;
      (2)   the Loy Yang A Power Station will remain an asset of LYP; and
      (3) LYP shall not and that the State and SECV shall not permit LYP to dispose of any interest (whether legal or beneficial) in the Loy Yang A Power Station,

      provided that this shall not prevent the State entering into an agreement for the sale of the Loy Yang A Power Station which is interdependent with the sale of the shares in LYP.

(d) The State and SECV agree that notwithstanding the consent in clause 31 of the Loy Yang Complex Agreement, such consent to the sale or disposition of the Loy Yang Mine is ineffective unless and until Settlement occurs.

(e) The State and SECV and LYP agree and undertake to procure that, subject to clause 2.4(d), LYP shall at Settlement own the Loy Yang Mine.

2.5   Mutual Assistance
      (a) Subject to clauses 2.5(b) and 2.5(c), the Parties shall work together and cooperate with each other to the fullest possible extent to endeavour to satisfy the requirements of any financier or potential financier of either EME or LYP or any potential purchaser of LYP provided that, nothing in this Agreement other than paragraphs (b) and (c) of this clause 2.5 and clause 2.7 obliges any Party to agree to amend or replace any of the Transaction Documents.

(b) Notwithstanding that each of EME and LYP have executed the Coal Procurement Agreement, the Infrastructure Services Agreement, the Loy Yang Complex Agreement (together with the Mining Licence and the Ground Water Licence, the "Principal Agreements") the Parties acknowledge and agree that:

      (1) it may be necessary to amend or replace one or more of the Principal Agreements to reflect the bona fide structural (which shall include financing structures proposed to be implemented by the successful LYA Bidder) and regulatory requirements of the successful LYA Bidder purchasing the shares or assets of LYP; and

      (2) ignoring the standing or financial or operational credibility of any new parties introduced to the Transaction Documents (but provided such party fulfils the requirements of the last sentence of this clause 2.5(b)), no amendments or replacements shall affect the economic or operational benefits accruing to Leanne or EME.

      Without limiting the generality of the foregoing, the Parties acknowledge that the foregoing may involve replacing LYP with other parties and recognise that some LYP assets may be held by different vehicles and may be subject to a range of security interests. The Parties agree that any replacement party or parties shall collectively hold the entire interest (subject to any security interest) in the Loy Yang Mine and the LYA Power Station or shall have the benefit of a guarantee or guarantees for the performance of its obligations from such a party or parties.

(c) All proposed amendments to the Principal Agreements must be provided to EME in writing by 25 April 1997. EME and the State shall meet as soon as any amendments are proposed and endeavour to agree the amendments necessary for each LYA Bidder. EME shall act reasonably in considering amendments requested having regard to clause (b), above. The State shall notify EME no later than 27 April 1997 of the successful LYA Bidder following which the State, EME, LYP and the successful LYA Bidder shall implement the agreed changes for that bidder. Such changes must be effected no later than 30 April 1997.

2.6   Settlement

(a)   Settlement shall occur on or before 12 May 1997.

(b) The Parties shall, prior to or at Settlement, execute the Settlement Agreement.

2.7   Financial Agreements

LYP, EME, Leanne and SECV shall, prior to Settlement, execute and deliver the Financial Agreements in the forms of Attachments 15 and 16, subject to any amendments reasonably requested by the State or SECV to accommodate a bona fide potential purchaser of the shares or assets of LYP which request does not materially affect the nature or priority of the benefits accruing to the parties thereto. LYP, EME, Leanne and SECV shall, prior to Settlement make any amendments reasonably requested by any of the foregoing to the CPA Securities or the EME Securities (in each case in the forms initialled concurrently with the execution of this Agreement) or the Intercreditor Deed with respect to the EME Securities to accommodate a bona fide purchaser of the shares or assets of LYP (in the case of the CPA Securities) or any financing structure proposed by EME (in the case of the EME Securities) which does not materially affect the nature or priority of the benefits accruing to the parties thereto. LYP shall further procure the execution of LYAF to the Financial Agreements to which it is to be a party. EME shall further procure the execution of LYBF to the Financial Agreements to which it is to be a party.

2.8   EME's Obligations to Execute Documents and Procure Execution of Documents

Notwithstanding anything to the contrary in this Agreement or in any other Agreement between the Parties, each Party shall do all things necessary, desirable or appropriate to achieve Settlement and conclude any other transactions contemplated by this Agreement and the Transaction Documents on or before 12 May 1997. Without limiting the generality of the foregoing, upon Settlement each Party shall execute and deliver each of the Transaction Documents not already executed, and any other document necessary to effect the transactions described in this Agreement and the Transaction Documents, to which it is a party (or indicated to be a party) and shall procure the execution and delivery of each of the Transaction Documents, and any other document necessary to effect the transactions described in this Agreement and the Transaction Documents, to which any of such Party's Affiliates, or, with respect to EME and its Affiliates, LYBF, any former financiers of EME or its Affiliates, or agents thereof are a party (or indicated to be a party).

2.9   Remedies of SECV and the State Arising from this Part 2

Notwithstanding any other remedies available to SECV or the State at law, pursuant to this Agreement or any other agreement, in the event that EME fails to comply with its obligations pursuant to clauses 2.5, 2.7 or 2.8 and as a result of such failure:

(x)   Settlement does not occur on 12 May 1997: or
(y) Any document reasonably required by the State or SECV for purposes of the sale of LYP, and requested of EME in writing on or before 2 May 1997, is not delivered by EME at Settlement (or such other time after Settlement as specified in writing by the State or SECV prior to Settlement) such that it delays the sale of LYP, then:

(a) SECV or the State may terminate this Agreement and all corresponding obligations contemplated by this Agreement to EME and its Affiliates without liability to EME or its Affiliates whether arising from Part 20 of this Agreement or otherwise;

(b) EME shall pay $2,000,000 per day to the State in damages for each day beyond 12 May 1997 that Settlement is delayed, up to a maximum of $200,000,000, which the Parties agree constitutes a genuine pre-estimate of the losses which the State will incur each day due to a failure by EME to perform any one of its obligations pursuant to clauses 2.5, 2.7 and 2.9 which result in such a delay in Settlement; and

(c)   The limitations to clause 20.1 included in subclauses 20.1(a) and
      (b) shall not apply with respect to any breach of clauses 2.5, 2.7 or 2.8 by EME (including any failure by EME to procure the actions of its Affiliates or any third party in accordance with such clauses).

(d)   The aggregate damages payable by EME pursuant to clauses 2.9(b) and
      (c) shall not exceed $200,000,000.

2.10  Movement in Dates

(a) If the date for submission of bids for LYP is delayed beyond 17 April 1997, the State may, by notice in writing to EME, delay the dates set out in clauses 2.1(a), 2.1(d), 2.5, 2.6, 2.8 2.9 and subparagraph (d) of Part 1 of Attachment 1, each by the same period provided that those dates may not be delayed longer than three weeks.

(b) If the date agreed between the State and the successful LYA bidder for completion of the sale of LYP is later than 13 May 1997, the State must notify EME and EME may elect, by notice in writing to the others, to delay the dates set out in clauses 2.1(a), 2.1(d), 2.5, 2.6, 2.8 2.9 and subparagraph (d) of Part 1 of Attachment 1, each by the same period provided that those dates may not be delayed longer than three weeks.

                                      Part 3
                             Coal Procurement Agreement

3.1   Execution

Concurrent with execution of this Agreement, and subject to clause 2.5, LYP and EME shall execute and deliver the Coal Procurement Agreement.

3.2   Execution Conditional on Settlement

In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by EME and LYP, the Coal Procurement Agreement shall be deemed:

(a)   to be of no force and effect; and
(b)   not to have been validly delivered.

3.3   Assignment of Coal Supply Agreement

Upon Settlement the Parties agree to the assignment by SECV to Leanne of all of its rights and duties arising from the LPP CSA in consideration of the Assignment Payment. As between SECV and EME and except as provided in this Part 3 and clause 20.2, each of EME and SECV waives, discharges, foregoes and terminates any rights or privileges arising from the LPP CSA and releases and forever discharges each other from any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which either Party has or may have, presently or in the future, against the other Party arising from the Coal Supply Agreement other than for payment of the charges set out in parts 14 and 15 of the Coal Supply Agreement, as accrued to the Settlement Date provided however that nothing in this clause shall affect the obligations and rights as between EME and Leanne in relation to the LPP CSA. The Parties further agree that all payments required to be made pursuant to the Coal Supply Agreement with respect to the period preceding assignment be made through and including the Settlement Date within 30 days of the Settlement Date and calculated in the manner described in Attachment 10.

3.4   Surviving Clauses

Without limiting the generality of clause 3.3 and for the avoidance of doubt, concurrent with assignment of the LPP CSA:

(a) without limiting paragraph (b), each of SECV, and EME agrees as between them to the termination of and irrevocably waives and foregoes any rights arising from clauses 43.3 and 69 of the LPP CSA, together with any rights or privileges it may have arising from clause 64 of the LPP CSA, in each case with respect to any acts committed or facts existing whether before, on or after the Settlement Date and irrevocably releases and forever discharges each other fromany corresponding claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which any of them has or may have, presently or in the future; and

(b) each of SECV and EME agree to the termination of any other representation, warranty, obligation, liability, right, term, clause or provision of the LPP CSA which survives this assignment, whether by agreement (express or implied), by operation of law or otherwise and irrevocably releases and forever discharges each other from any corresponding claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which any of them has or may have, presently or in the future.

3.5   Interdependence

Clauses 3.3 and 3.4 are conditional upon and inter-dependent with clauses 4.3, 4.4, 10.1 and 10.3.

                                       Part 4
                           Infrastructure Services Agreement

4.1   Execution

Concurrent with execution of this Agreement, and subject to clause 2.5, LYP and EME shall execute and deliver the Infrastructure Services Agreement.

4.2   Execution Conditional on Settlement

In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by EME and LYP, the Infrastructure Services Agreement shall be deemed:

(a)   to be of no force and effect; and
(b)   not to have been validly delivered.

4.3   Assignment of Miscellaneous Services Agreement

Upon Settlement the Parties agree to the assignment by SECV to Leanne of all of its rights and duties arising from the LPP MSA in consideration of the Assignment Payment. As between SECV and EME of the Miscellaneous Services Agreement, except as provided in this Part 4 and clause 20.2, each of EME and SECV waives, discharges, foregoes and terminates any rights or privileges arising from the LPP MSA and releases and forever discharges each other from any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which either Party has or may have, against the other Party presently or in the future, arising from the Miscellaneous Services Agreement other than for payment for the provision of Services, as accrued to the Settlement Date provided however that nothing in this clause shall affect the obligations and rights as between EME and Leanne in relation to the LPP MSA. The Parties further agree that all payments required to be made for Services pursuant to the Miscellaneous Services Agreement with respect to the period preceding termination be made through and including the Settlement Date within 30 days of the Settlement Date and calculated in the manner described in Attachment 11.

4.4   Termination of Surviving Clauses

Without limiting the generality of clause 4.3 and for the avoidance of doubt, concurrent with assignment of the LPP MSA:

(a) without limiting paragraph (b), each of SECV, LYBCO and EME agrees as between them to the termination of and waives and foregoes any rights arising from clauses 24, 88, 109, 114.3, 115, 125, 130, 131, and parts 14,
      15 of the LPP MSA together with any rights or privileges it may have arising from the survival of any indemnities, including pursuant to Clause 120 or 121 of the LPP MSA, in each case with respect to any acts committed or facts existing whether before, on or after the Settlement Date and irrevocably releases and forever discharges each other from any corresponding claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which any of them has or may have, presently or in the future; and

(b) each of SECV and EME agree to the termination of any other representation, warranty, obligation, liability, right, term, clause or provision of the LPP MSA which survives this assignment, whether by agreement (express or implied), by operation of law or otherwise and irrevocably releases and forever discharges each other from any corresponding claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which any of them has or may have, presently or in the future.

4.5   Interdependence

Clauses 4.3 and 4.4 are conditional upon and inter-dependent with clauses 3.3, 3.4, 10.1 and 10.3.

                                      Part 5
                                 Hedge Agreement

5.1   Execution

Concurrent with the execution of this Agreement, Leanne, SECV, EME and the State shall execute and deliver the Hedge Agreement

5.2   Execution Conditional on Settlement

In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by EME, Leanne, SECV and the State, the Hedge Agreement shall be deemed:

(a)   to be of no force and effect; and
(b)   not to have been validly delivered.

5.3   Information Obligations

Notwithstanding clause 15.4, and in addition thereto, Leanne shall provide to SECV promptly upon request such information as SECV reasonably requires to administer the Hedge Agreement.

5.4   No Allocation of the Hedge Agreement

The State undertakes not to:
(a) allocate the rights and liabilities of SECV under the Hedge Agreement pursuant to an Allocation Statement; or
(b) by any other statutory process having the same or similar effect as an Allocation Statement, substitute another party for SECV in the Hedge Agreement.

                                      Part 6
                             Loy Yang Complex Agreement

6.1   Execution

Concurrent with execution of this Agreement, and subject to clause 2.5, LYP, SECV and EME shall execute and deliver the Loy Yang Complex Agreement.

6.2   Execution Conditional on Settlement

In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by SECV, EME and LYP, the Loy Yang Complex Agreement shall be deemed:

(a)   to be of no force and effect; and
(b)   not to have been validly delivered.

6.3   Termination of Prior and Inconsistent Agreements

Subject to clause 19.1 of the ISA, each of LYP, EME and SECV acknowledge and agree that the obligations undertaken in the Loy Yang Complex Agreement constitute an amalgamation, amendment or extension, as the case may be, of certain existing obligations of such Parties and that any rights or remedies arising from the Loy Yang Complex Agreement also arising from any agreement terminated pursuant to this Agreement shall be treated as a single right, remedy or cause of action, as the case may be, and shall be defined and interpreted exclusively by reference to the Loy Yang Complex Agreement and this Agreement.

6.4   Limitation of Existing Rights

Upon Settlement:
(a) rights, causes of action, indemnities and warranties terminated pursuant to this Agreement and arising in the Loy Yang Complex Agreement shall, from Settlement, arise solely from the Loy Yang Complex Agreement; and

(b) except as specifically provided in the Loy Yang Complex Agreement, any prior or existing right, cause of action, indemnity or warranty with respect to matters referenced in the Loy Yang Complex Agreement which arise from facts existing prior to Settlement shall, upon Settlement, to the fullest extent permitted by law, be waived, discharged, foregone and terminated and each Party shall be released and forever discharged from any corresponding claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment.

6.5   Easements

Upon Settlement each of SECV, LYP and EME shall grant to each other the easements with respect to their respective land listed in Attachment 9. Upon the granting of such easements any corresponding caveats lodged against other titles pursuant to the Former Sale of Assets Agreement and the Miscellaneous Services Agreement shall be withdrawn.

                                       Part 7
                                Asset Sale Agreement

7.1   Execution

Concurrently with the execution of this Agreement, LYBCO and Leanne shall execute and deliver the Asset Sale Agreement.

7.2   Execution Conditional on Settlement

In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by EME, Leanne and LYBCO, the Asset Sale Agreement shall be deemed:
(a)   to be of no force and effect; and
(b)   not to have been validly delivered.

7.3   Payment of Stamp Duty

Upon Settlement, EME shall procure that Leanne delivers to a representative of the State Revenue Office (or if no such representative is present at Settlement, at the State Revenue Office within one Business Day) a bank cheque for the stamp duty payable pursuant to the Asset Sale Agreement.

                                      Part 8
                              Joint Venture Agreement

8.1   Assignment of Interest

(a) Upon Settlement, and subject at all times to Part 20, LPP consents to the assumption of LYBCO's Interest (as defined in the Joint Venture Agreement) by Leanne; and
(b) Leanne agrees to comply with the requirements of a new participant under Parts 11 and 12 of the Joint Venture Agreement.

8.2   Termination of Accrued Liabilities

Subject to Part 6 of the Asset Sale Agreement, concurrent with assumption outlined in clause 8.1, as between LYBCO, Leanne and EME each of Leanne and EME irrevocably waive and forego any rights against LYBCO arising from the Joint Venture Agreement with respect to any acts committed or facts existing whether before, on or after the date of Settlement and irrevocably releases and forever discharges LYBCO from any corresponding claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which any of them has or may have, presently or in the future.

8.3   Conditional on Settlement

In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by the parties to the Joint Venture Agreement, clauses 8.1 and
8.2 shall be deemed to be of no force and effect.

                                      Part 9
                                   State Consent

For the purposes of the State Agreement and the State Support Agreement:

(a) the State acknowledges that it has received a copy of the modifications to each of the Project Agreements;
(b) the transactions set out or referred to in this Agreement are approved by the State; and
(c) the State consents to the transactions set out or referred to in this Agreement.


                                     Part 10
                             Power Supply Agreement

10.1  Assignment of Power Supply Agreement

Upon Settlement, and subject at all times to Part 20, the Parties agree to the assignment by SECV to Leanne of all of its rights and duties arising pursuant to the LPP Power Supply Agreement in consideration of the Assignment Payment. As between SECV and EME, except as provided in this Part 10 and clause 20.2, each of EME and SECV waives, discharges, foregoes and terminates any rights or privileges arising from the LPP Power Supply Agreement and releases and forever discharges each other from any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which those Parties has or may have, presently or in the future, arising from the LPP Power Supply Agreement other than for payment of the charges set out in clause 19 of the LPP Power Supply Agreement, as accrued to the Settlement Date in accordance with clause 10.2 provided however that nothing in this clause shall affect the obligations and rights as between EME and Leanne in relation to the LPP Power Supply Agreement.

10.2  Final Payments

(a) With respect to the period preceding assignment, no liability for the Capability Charge shall arise after the half hour beginning at 1.30 pm on the day of the Settlement Date and ending at 2.00pm.

(b) Notwithstanding the contrary in the LPP Power Supply Agreement, all payments required to be made pursuant to the LPP Power Supply Agreement for the period prior to this assignment shall be made through and including the Settlement Date within 30 days of the Settlement Date and calculated in the manner described in Attachment 12.

10.3  Termination of Surviving Clauses

Without limiting the generality of clause 10.1 and for the avoidance of doubt, concurrent with assignment of the Power Supply Agreement, as between SECV and each of Leanne and EME:

(a) without limiting paragraph (b), each of SECV, Leanne and EME agrees as between them to the termination of and irrevocably waives and foregoes any rights arising from clauses 69 and 78.3 of the Power Supply Agreement together with any rights or privileges it may have arising out of clause 89 of the Power Supply Agreement, in each case with respect to any acts committed or facts existing whether before, on or after the date of Settlement and irrevocably releases and forever discharges each other from any corresponding claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which any of them has or may have, presently or in the future; and

(b) each of SECV, Leanne and EME agrees to the termination of any other representation, warranty, obligation, liability, right, term, clause or provision of the Power Supply Agreement which survives assignment whether by agreement (express or implied), by operation of law or otherwise and irrevocably releases and forever discharges each other from any corresponding claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which any of them has or may have, presently or in the future.

10.4  Trading Immediately Prior to Settlement

During the period immediately prior to Settlement, SECV shall use its reasonable endeavours to provide for the submission of bids (as defined in the Pool Rules) by EME (whether on its own account or as agent for Leanne) for the period immediately subsequent to the assignment of the PSA and thereafter in accordance with the Pool Rules and, if SECV is unable to provide for such bidding, SECV shall bid on EME's behalf in accordance and for its account upon EME's reasonable instructions.

10.5  Conditional on Settlement

In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by the Parties to the Power Supply Agreement, clauses 10.1 to
10.4 inclusive shall be deemed to be of no force and effect.

                                     Part 11
                         Former Sale of Assets Agreement

11.1  Acknowledgment and Release

Effective from Settlement:
(a) Each Party acknowledges and agrees that each other Party has satisfactorily fulfilled all of its obligations arising from the Former Sale of Assets Agreement and irrevocably waives, discharges, foregoes and terminates any existing or future rights and privileges against each other party arising from the Former Sale of Assets Agreement, including those arising from any surviving representations, warranties, terms, indemnities or any other provision of any nature whatsoever.

(b) Each of LYBCO and EME acknowledge and agree that SECV has fully performed its obligations pursuant to the Former Sale of Assets Agreement and hereby waive, discharge, forego and terminate such rights and extinguish any such obligations of SECV.

(c) Without in any way limiting clauses 11.1(a) and (b), each party to the Former Sale of Assets Agreement releases and forever discharges each other party from any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment it has or may have, presently or in the future, against any other party in respect of the Former Sale of Assets Agreement.

11.2  Transfer of Assets

Without in any way limiting clause 11.1 and except as otherwise provided in this Agreement, from Settlement and with the consent of each of the other Parties:

(a) Each of EME and LYBCO waive, discharge and terminate any rights and privileges arising to either of them with respect to the Loy Yang Adjacent Area, including, without limitation, those arising from clause 8 of the Former Sale of Assets Agreement.

(b) Each of SECV, EME and LYBCO agree that any indemnities or warranties which survived settlement of the Former Sale of Assets Agreement, whether arising in clauses 10, 17 or 25 of the Former Sale of Assets Agreement or elsewhere, are hereby waived, discharged and terminated.

(c) Without in any way limiting paragraph 11.2(b), each of LPP and LYBCO waive, discharge, forego and terminate any rights (including rights of action) arising from clauses 11 and 12 of the Former Sale of Assets Agreement and release and forever discharge SECV from any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment it has or may have, presently or in the future, against SECV in any respect, including, without limitation, any Contamination or Dangerous Substances.

11.3  Conditional on Settlement

In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by the Parties to the Former Sale of Assets Agreement, clauses
11.1 and 11.2 shall be deemed to be of no force and effect.

                                     Part 12
                              State Support Agreement

12.1  Termination and Waiver

From Settlement:
(a) Each of the Parties agree to terminate the State Support Agreement and any rights, duties, obligations, restrictions or guarantees arising from the State Support Agreement, including, without limitation, those indemnities expressed to survive any termination of the State Support Agreement in accordance with its terms.

(b) Each Party releases and forever discharges the State and SECV from any claim, action, loss, liability, cost, charge, expense, outgoing, or payment it has or may have, presently or in the future, against the State or SECV arising from the State Support Agreement.

12.2  Specific Waivers

Without in any way limiting the generality of clause 12.1, from Settlement each of the State, EME, LPP and LYBCO irrevocably acknowledge and agree that:

(a) SECV has satisfactorily performed its Construction Period Obligations and neither SECV nor the State shall have any ongoing liability with respect to Construction Period Obligations, whether arising from clause 3 of the State Support Agreement or otherwise.

(b) SECV has satisfactorily performed its Production Period Obligations and neither the SECV nor the State shall have any ongoing liability with respect to Production Period Obligations, whether arising from clause 4 of the State Support Agreement or otherwise.

(c) Notwithstanding clauses 5 and 6 of the State Support Agreement, EME (on behalf of each member of LPP) and LYBCO release and forever discharge the State from any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment it has or may have, presently or in the future, arising from the Production Period Undertaking including, without limitation, the requirement to substitute a successor obligor.

(d) For the avoidance of doubt, each of the Parties agrees that the release of the State and SECV and the waiver, discharge, foregoing and termination of all rights privileges and obligations arising from the State Support Agreement effected by this part 12 shall not give rise to any rights, obligations or liabilities of any nature whatsoever arising from the State Support Agreement, including, without limitation, clause 8 ofthe State Support Agreement, with respect to any party to the State Support Agreement.

(e) The warranties, undertakings and indemnities expressed in or arising from the State Support Agreement are irrevocably waived, discharged and terminated, notwithstanding clause 22 of the State Support Agreement.

12.3  Conditional on Settlement

In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by the Parties (other than LYP), clauses 12.1 and 12.2 shall be deemed to be of no force and effect.

                                     Part 13
                                  Restructure Deed

13.1  Termination and Waiver

From Settlement:

(a) Each of the Parties agree to terminate the Restructure Deed and any rights, duties, obligations, restrictions or guarantees arising from the Restructure Deed, including, without limitation, those indemnities expressed to survive any termination of the Restructure Deed in accordance with its terms.

(b) Each Party releases and forever discharges the other Parties from any claim, action, loss, liability, cost, charge, expense, outgoing, or payment it has or may have, presently or in the future, arising from the Restructure Deed.

(c) Each Party shall use its reasonable endeavours to procure the execution of a deed of termination, in substantially the form initialled for identification by SECV and EME, by the other parties to the Restructure Deed.

13.2  Conditional on Settlement

In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by the Parties to the Restructure Deed, clause 13.1 shall be deemed to be of no force and effect.

                                     Part 14
                                Ancillary Contracts

14.1  Termination and Waiver

(a) Concurrent with the execution of this Agreement, LYBCO, SECV and the State and EME shall execute and deliver the State Agreement Termination Agreement.

(b) Concurrent with the execution of this Agreement, and subject to clause 2.5, SECV, EME, LYP, the State and Leanne shall execute the Loy Yang Complex Securities Agreement.

14.2  Execution conditional on Settlement

In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by the Parties, each of the State Agreement Termination Agreement and the Loy Yang Complex Securities Agreement shall be deemed:

(a)   to be of no force and effect; and
(b)   not to have been validly delivered.

                                      Part 15
                   General Release and Termination of Liabilities

15.1  General Termination

Without in any way limiting any other clause of this Agreement, each of the Parties acknowledges and agrees that, from Settlement, it is the intent of all Parties to terminate all and any agreement giving rise to any and all liabilities, rights, privileges and obligations of or between and among all or any of SECV, LYBCO, EME, LPP, EMEC and the State and any Affiliate and to release and forever discharge them (including any Affiliates) from those agreements and any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment it has or may have, presently or in the future, arising in any manner whatsoever from the Project Agreements, the Project, the Power Supply Agreement, the State Support Agreement and any other agreement, arrangement, understanding whatsoever entered into or which has come into existence between the Parties (and their Affiliates), except those agreements required to be entered into under, or as expressly stated otherwise, in this Agreement.

15.2  LYBCO Shareholder's Deed

Upon Settlement each of LYBCO and EME release and discharge PowerNet Victoria from any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment it has or may have, presently or in the future, arising from the LYBCO Shareholder's Deed.

15.3  Mission Shareholders' Deed

Upon Settlement each of LYBCO and EME release and discharge the Mission Shareholders' Deed Grantors from any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment it has or may have, presently or in the future, arising from the Mission Shareholders' Deed.

15.4  Information Deed

Each of SECV and Edison Mission Energy Management Australia Pty Ltd (ACN 055 563
696) whose compliance with this clause 15.4 shall be procured by EME, agree that the Information Deed shall continue in full force and effect to bind SECV and LPP and Leanne agrees to comply with the deed on the same basis as LPP with effect from the Settlement Date.

15.5  Licence Agreement

Each of SECV, LYBCO and EME, together with Edison Mission Energy Management Australia Pty Ltd (ACN 055 563 696) whose compliance with this clause 15.5 shall be procured by EME, release and discharge each of the others from any claim, action, damage, loss, liability, cost charge, expense, outgoing or payment it has or may have, presently or in the future, arising from the Licence Agreement.

15.6  PNV Guarantee

Upon Settlement EME releases and discharges PNV from any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment it has or may have, presently or in the future arising from the PNV Shareholder's Deed.

15.7  Conditional on Settlement

In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by the Parties to the Former Sale of Assets Agreement, clauses 15.1, 15.2, 15.3, 15.4, 15.5 and 15.6 shall be deemed to be of no force and effect.

15.8  PNV

Covenants, releases and discharges expressed to be in favour of PNV shall be taken to be held by SECV for PNV's benefit and may be enforced by either SECV or PNV.

                                     Part 16
                                Other Obligations

16.1  Termination of Completion of Construction Agreement

(a) Upon Settlement the Parties agree to the termination of the Completion of Construction Agreement and, except as provided in this clause 16.1 and clause 20.2:

      (1) each Party waives, discharges and terminates any rights arising from the Completion of Construction Agreement and releases and discharges each other from any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which any Party has or may have, presently or in the future, arising from the Completion of Construction Agreement; and

      (2) EME releases SECV from all claims it may have in connection with the construction of the Loy Yang B Power Station, other than any loss associated with any personal injury, occupier's liability or occupational health and safety claim which is not recoverable by EME under the Construction Contracts;

(b) SECV and the State will sign an Allocation Statement, effective on the Settlement Date, which will vest all of SECV's property rights and liabilities in the Construction Contracts, the Construction Guarantees and the Construction Security in EME with effect from the Settlement Date.

(c)   SECV represents and warrants that:
      (1) the Construction Contracts have been validly formed, have not been terminated and continue to subsist;
      (2)   the Certificates were given on the dates set out in Attachment 3;
      (3) the Construction Contracts have not been amended or varied in any material way save as advised to EME in writing;
      (4) all monies that are due under the Construction Contracts at or before the Settlement Date have been paid.

(d) SECV will, on or prior to the Settlement Date, provide to EME all of the Construction Contracts and all files and records (whether electronic or otherwise) and all intellectual property relating to the construction of the Loy Yang B Power Station. EME agrees to provide SECV or any of its advisers reasonable access to such documents, records and intellectual property as may be required from time to time.

(e) In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by the Parties to the Completion of Construction Agreement, clause 16.1(a) shall be deemed to be of no force and effect.

16.2  Deed of Release of Charges

(a) Prior to or concurrently with the execution of this Agreement, each of the Parties named in the Deed of Release of Charges shall execute and deliver the Deed of Release of Charges.

(b) In the event that Settlement does not occur, the parties agree that, unless otherwise waived by parties named in the Deed of Release of Charges, the Deed of Release of Charges shall be deemed:
      (1)   to be of no force and effect; and
      (2)   not to have been validly delivered.

16.3  Deed of Termination

(a) Prior to or concurrently with the execution of this Agreement, each of the Parties named in the Deed of Termination other than the Agent shall execute and deliver the Deed of Termination.

(b) In the event that Settlement does not occur, the parties agree that, unless otherwise waived by parties named in the Deed of Termination, the Deed of Termination shall be deemed:
      (1)   to be of no force and effect; and
      (2)   not to have been validly delivered.

(c) At Settlement, EME shall procure the Agent to execute the Deed of Termination.

16.4  Obligations of the State

The State shall procure that the provisions set forth in Attachment 4 amending or repealing the Loy Yang B Act 1992 (Vic) or amending the Electricity Act shall not come into effect until or after Settlement.

16.5  Allocation of Vesting Contracts

(a) Following the legislative amendments set out in Attachment 4 becoming effective, the State and SECV shall procure that the Vesting Contracts are allocated to Leanne pursuant to the Electricity Act with effect from 2.00pm on the Settlement Date.

(b) Following Settlement, SECV and Leanne shall apportion any difference payments under the Vesting Contracts so that SECV pays or receives any such amounts in respect of the period before 2.00pm on the Settlement Date and Leanne pays or receives any such amounts in respect of the period after 2.00pm on the Settlement Date.

16.6  Capitalisation of Leanne

(a) Immediately prior to Settlement Leanne shall have an authorised capital of $165,000,000, of which $65,000,000 shall be issued to SECV.

(b) Immediately prior to Settlement $65,000,000, in immediately available funds, shall be held by Leanne on deposit at a bank in Melbourne reasonably acceptable to EME.

16.7  Exemption from Generation Licence

If, due to the constraints of time imposed by this Agreement, and after lodgment of a duly completed application therefor as soon as is reasonably practicable after the execution of this Agreement, it is impractical for EME to be granted a Generation Licence on or before the Settlement Date, the State shall use reasonable endeavours to procure that an exemption from the requirement for a Generation Licence is granted to EME until a Generation Licence may be obtained.

16.8  Software Licence

(a) Prior to or concurrently with the execution of this Agreement, EME and SECV shall execute and deliver the Software Licence.

(b) In the event that Settlement does not occur, the Parties agree that, unless otherwise waived by EME and SECV, the Software Licence shall be deemed:
      (1)   to be of no force and effect;
      (2)   not to have been validly delivered.

16.9  Sale of Shares in Leanne

(a) SECV undertakes to, and the State undertakes to procure SECV to, enter into and sell the Shares in Leanne to MEDA on the terms and conditions of, the Share Sale Agreement.
(b)   The undertakings in this clause are for the benefit of EME only.

                                     Part 17
                    Capacity Improvements to the LYB Power Station

17.1  Benefits Sharing

EME and the State agree to share the benefits of technically feasible and economically efficient physical modifications providing increases in the dependable output of the LYB Power Station in accordance with this Part 17.

17.2  State Proposal

Not later than 1 December, 1997 the State may provide to EME a technical proposal ("PROPOSAL") describing how the LYB Power Station could be modified in a manner which results in an increase in capability above 500MW to not less than 515 MW per unit. In order to allow the State to prepare the Proposal, EME shall provide the State and its consultants and advisers with access to the LYB Power Station and relevant operational information and records and shall ensure that the Power Station Manager makes himself available to hold discussions and co-operate with the State and its consultants and advisers. The Proposal must be concerned with changes to plant design rather than operational matters. The Proposal must contain sufficient conceptual information and detail to enable EME to commission an economic feasibility study.

17.3  EME Assessment

Within twelve months after receiving the Proposal, EME shall deliver to the State EME's assessment ("ASSESSMENT") of the Proposal. The Assessment shall include, among other things:

(a)   the viability of the design and plant modifications;

(b) the cost of implementing the Proposal (including any additional financing costs);

(c)   the value and marketability of the increased generation;

(d) the cost (including lost revenue) of shutting down the LYB Power Station (or any part thereof) or reducing generation to implement the Proposal; and

(e) increased costs of operation (including fuel, maintenance and refurbishment) as a result of implementing the Proposal.

The assessment shall include a net present value calculation ("NPV") of future cash flows expected to result from implementation of the Proposal (considering all incremental generation and other benefits, not just generation above 515MW) based upon a 12% discount rate and taking into account factors such as the expected capital cost, the useful life of the modification, any lost revenues, any additional revenue and other relevant matters.

17.4  Implementation

(a) EME and the State (and their advisers and consultants) shall discuss the Assessment in good faith having regard to the interests of both EME and the State in relation to the Proposal. EME shall make available to the State and its consultants and advisers all documentation (including financial models) relevant to the Assessment and shall provide access to the LYB Power Station, the Power Station Manager and any advisers or consultants involved in the preparation of the Assessment. EME and the State shall act reasonably in considering each other's points of view on the Proposal and the Assessment. If the State and EME cannot reach agreement on the NPV value of future cash flows expected to result from implementation of the Proposal, the matter shall be referred to an independent expert for determination. If the parties cannot agree on the identity of the independent expert, the expert shall be appointed by the President for the time being of the Institute of Arbitrators. The expert's decision shall be final and binding on EME and the State and in making a determination the expert acts as an expert, not an arbitrator. The costs associated with the expert shall be shared equally between EME and the State unless the expert determines that the relevant NPV figure is negative, in which case the State shall bear 100% of the costs.

(b) If the relevant NPV figure is positive then EME shall implement the Proposal as soon as reasonably practicable, provided LYBF consent to implementation of the Proposal. EME must use reasonable endeavours to procure that consent. If the NPV figure is positive and LYBF do not consent to implementation of the Proposal, EME must provide the State with written evidence of that non-consent. If EME proceeds with implementation of the Proposal, then following implementation of the Proposal and demonstration of the capability increase referred to in clause 17.2, EME shall make payments in accordance with paragraph (c).

(c) If the Proposal is implemented in a manner the same, substantially similar to or substantially based on that proposed by the State, then during the term of the Hedge Agreement, EME shall pay to the State a technical consultancy fee equal to 50% of the NPV benefit calculated in accordance with clause 17.3, amortised (in equal payments escalated at CPI) over the remaining life of the Hedge Agreement will be paid to the State through quarterly payments. For the avoidance of doubt, the NPV benefit (50% of which is payable to the State) shall take into account all cash flows resulting from the implementation of the Proposal (in a manner the same or substantially similar to or substantially based on that proposed by the State) and any improvement in the capability of the LYB Power Station and not just to the extent that those cash flows reflect the improvement in capability by over 515MW per unit.

17.5  Non-Implementation

If EME decides not to implement the Proposal in accordance with clause 17.4, at no time during the term of the State Hedge shall EME implement the Proposal (or something substantially similar to or substantially based on the Proposal) without providing notice to the State and complying with clause 17.4.

17.6  Capability Demonstration

For purposes of demonstrating the capability improvement in the LYB Power Station, a baseline performance test will be completed prior and subsequent to implementation of the Proposal. The baseline test will be completed immediately following a boiler clean with the LYB Power Station operating under all normal/design conditions and limits. The capability improvement will be determined by testing the LYB Power Station following the modification under the same operating conditions and limits as for the baseline performance test (standard correction factors be used to correlate results between the two tests).

                                     Part 18
                                Sale Restriction

Edison Mission ("MEC") executes this agreement as a Party solely to covenant to the State that it will not, and will procure that its Affiliates do not, for a period of one year following Settlement enter into any transaction or carry out any action which would or might result in the LYB Power Station not being 100% ultimately owned and controlled (through Affiliates) by Edison Mission, provided that this shall not restrict any bona fide debt financing or security arrangements with financial institutions and provided further that Edison Mission or its Affiliates shall be permitted to transfer up to thirty percent (30%) of the interest in the LYB Power Station in an offering to the public in conjunction with a listing of shares on a recognised stock exchange.

                                     Part 19
                           Obligations Regarding Timing

19.1  Obligations of the Parties

Subject to the last paragraph of this clause, the Parties agree to effect each of the transactions contemplated by this Agreement in the following specific order (unless EME otherwise requires, in which case such other order as specified by EME shall be applicable):

(a)   the State allocates the Vesting Contracts to Leanne;

(b) Settlement occurs for the purpose of the Hedge and the Hedge is of full force and effect;

(c)   Settlement occurs for the purposes of clause 10.1, 3.3 and 4.3;

(d) SECV sells (including any corresponding settlement) the Shares to MEDA in accordance with the terms of the Share Sale Agreement;

(e)   Settlement occurs under the Asset Sale Agreement;

(f)   SECV pays to Leanne the Assignment Payment;

(g)   Leanne enters into the Assumption Deed;

(h) the allocation of the Construction Contracts to EME and Leanne takes effect;

(i)   LYP grants to EME the CPA Securities;

(j)   Settlement occurs for the purpose of all other clauses in this Agreement;

(k)   the relevant parties enter into the Deeds of Acknowledgment;  and

(l) LYP, EME, Leanne, SECV and LYBF enter into the Intercreditor Deeds, and, as appropriate, grant the Hedge Securities.

If each of the items or actions listed in this clause are not completed, then Settlement shall be deemed not to have occurred unless the Parties agree to waive any of the requirements. It is the intention of the Parties that:

(a)   Settlement under this Agreement; and
(b)   settlement under the Asset Sale Agreement,

are interdependent, so that if the obligations of the parties in respect of settlement under the Asset Sale Agreement are not satisfied, then any delivery or payment which has been made under this Agreement, will be deemed to have not been validly made.

For the avoidance of doubt the Parties acknowledge and agree that once Settlement under this Agreement and settlement under the Asset Sale Agreement has occurred, all deliveries and payments will be deemed to have occurred in the chronological sequence specified in this clause.

19.2  Settlement Agreement to Confirm Order

The Parties agree that the Settlement Agreement shall confirm the specific order in which the transactions contemplated by this Agreement were effected which shall be forever binding upon the Parties.

                                     Part 20
                                   Indemnities

20.1  Indemnities for Breach

Subject to clause 2.9, each Party (the "Indemnifying Party") agrees to indemnify and hold harmless each other Party (the "Indemnified Party") for any loss or damage suffered by the Indemnified Party resulting from a breach by the Indemnifying Party of this Agreement but in no circumstances is a Party liable for:

(a)   loss of profit, revenue, business contracts or anticipated savings; or
(b) for any special, indirect or consequential loss or damage of any nature whatsoever.

20.2  Indemnities for Activities prior to Settlement

SECV agrees to indemnify and hold harmless EME for any loss or damage suffered by EME resulting from a breach by SECV of the Miscellaneous Services Agreement or the Coal Supply Agreement which occurs after the Execution Date; provided, that EME shall have notified SECV of such claim in writing prior to or concurrent with Settlement and included such claim and all corresponding damages in a schedule to the Settlement Agreement.

20.3  Indemnity by State

Notwithstanding anything in clause 20.1 the State shall indemnify each of Leanne, EME and their Affiliates against any loss, liability, claim, cost or expense (including, without limitation, loss of profits, revenue, contracts, changes in cost of financial accommodation or any costs or liabilities arising from financial obligations) as a result of the State not complying with its obligations in clause 5.4.

                                     Part 21
                          Representations and Warranties

21.1  Representations and warranties

(a) Each Party represents and warrants to each other Party that each of the statements set out in Attachment 2 in the sections relating to that Party is accurate.

(b) Warranties are continuing representations and warranties, and shall not merge on, and shall remain in full force and effect after, Settlement.

(c) Each of the warranties shall be treated as a separate representation and warranty in respect of each statement made and the interpretation of any statement made is not restricted by any reference to or inference from any other statement.

(d) Each warranty is a representation and warranty given at the date of this Agreement and at Settlement.

(e) For the avoidance of doubt, a reference in Attachment 2 to this Agreement is a reference to this Agreement, including each attachment to this Agreement.

21.2  Survival of Obligations

      The obligations of each of the Parties pursuant to this Agreement shall not merge with Settlement and shall survive Settlement.

                                      Part 22
                                  Confidentiality

22.1  Non-disclosure

The information contained in or relating to this Agreement, and all negotiations leading up to the execution of any of them is confidential to each of the Parties and is not to be disclosed to any person; provided, that, notwithstanding any clause to the contrary in this Agreement, the State shall not be bound to keep any matter confidential pursuant to this clause or any similar or corresponding clause in any attachment to this Agreement.

22.2  Exceptions

Clause 22.1 does not prevent disclosure by a Party of information:

(a) which is in the public domain or comes into the public domain otherwise than as a result of a breach by the Party of its obligations under clause 22.1;

(b) where the Party (or any of its Related Bodies Corporate) is required by law to disclose the information or where the Party, acting reasonably, discloses the information in the course of legal proceedings;

(c) to any consultant, actual or potential bona fide financier, insurer, solicitor or other professional adviser to the Party who has entered into a confidentiality undertaking with similar effect to this clause 22.2, but which:
      (1)   does not contain a provision corresponding to this clause 22.2 (c);
            and
      (2) obliges the Party to enforce its rights under that confidentiality undertaking if and to the extent required by the other Party;

(d) to any potential permitted purchaser of a Party or a potential permitted assignee of this Agreement, or a Related Body Corporate of either of them, and to their consultants, financiers, insurers, solicitors or other professional adviser who have entered into an undertaking of the type described in paragraph (c);

(e) to any potential purchaser of LYP or any of the assets or liabilities of the State or SECV, or any of their advisers or financiers;

(f)   with the consent of the other Parties;

(g) to the extent required by law or by a lawful requirement of any Authority having jurisdiction over a Party (or any of its Related Bodies Corporate), provided that the Party claims and applies for, to the maximum extent possible, any exemptions or rights of confidentiality that may be afforded to the Party under such laws or requirements; or

(h) to the extent required by a lawful requirement of any stock exchange having jurisdiction (including jurisdiction arising by contract) over a Party (or any of its Related Bodies Corporate), provided that the Party claims and applies for, to the maximum extent possible, any exemptions or rights of confidentiality that may be afforded to the Party under such or requirements.

22.3  Application to Clause 17

The materials provided to the State by EME pursuant to Part 17 shall be for the benefit of EME and the State only and will not be circulated or otherwise disclosed to any other Party to this agreement subject to the exceptions contained in clause 22.2, provided that the reference to LYP in clause 22.2(e) shall not apply and, provided further, that the term "Party" read as a reference to EME and the State only.

                                     Part 23
                                     Notices

23.1  General

Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a Party to this agreement:

(a)   must be in legible writing and in English addressed as shown :

      (1)   if to SECV: The Administrator

                        Address:   Level 5
                                   452 Flinders Street
                                   Melbourne

                        Facsimile: 9679 4747

      (2)   if to EME:  Chief Executive Officer

                        Address:   Southgate Complex, Level 20
                                   HWT Tower, 40 City Road
                                   South Melbourne

                        Facsimile: 9696 9420;

      (3)   if to LYBCO:  Chief Executive Officer

                        Address:   Level 5
                                   452 Flinders Street
                                   Melbourne

                        Facsimile: 9679 4747;

      (4)   if to LYP:  The Secretary

                        Address:   459 Collins Street
                                   Melbourne

                        Facsimile: 9629 6331; and

      (5)   if to the State:  The Treasurer

                        Address:   Office of the Treasurer
                                   Level 4, 1 Treasury Place
                                   East Melbourne

                        Facsimile: 9651 3610.

      (6)   if to Leanne: Chief Executive Officer

                        Address:   452 Flinders Lane, Level 5
                                   Melbourne

                        Facsimile:  9679 4747

      (7)   if to Edison Mission Energy Company:

                        Address:   18101 Von Karmen Ave
                                   Suite 1800
                                   Irvine, California,
                                   USA 92715

                        Facsimile: 0011 1 714 752 1420

(b) where the sender is a company, must be signed by an officer or under the common seal of the sender;

(c)   is regarded as being given by the sender and received by the addressee:
      (1)   if by delivery in person, when delivered to the addressee; or
      (2) if by facsimile transmission, when transmitted legibly to the addressee,

            but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee's time) it is regarded as received at 9.00 am on the following Business Day; and can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

23.2  Legibility of facsimile transmission

A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 23.1(c) and informs the sender that it is not legible.

                                     Part 24
                                     General

24.1  Governing law and jurisdiction

(a) This agreement is governed by the laws of Victoria. Each Party irrevocably submits to the exclusive jurisdiction of the courts of Victoria.

(b) Each Party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

24.2  Waiver and Variation

A provision of or a right created under this Agreement shall not be:

(a)   waived except in writing signed by the Party granting the waiver; or

(b)   varied or amended except in writing signed by the Parties.

24.3  Further Assurances

Each Party agrees, at its own expense, on the request of any other Party, to do everything reasonably necessary to cause this Agreement and the transactions contemplated by it to become and remain effective including but not limited to, the execution of documents, and to use reasonable endeavours to cause relevant third parties to do likewise when necessary or desirable.

24.4  Stamp Duty

(a) EME must pay (or procure that another party pays) any stamp duty (including any fine or penalty) in respect of the Transaction Documents and any Finance Document.

(b) SECV must reimburse EME for any stamp duty paid (including any fine or penalty incurred directly as a result of SECV breaching its obligations pursuant to this clause) in respect of the Transaction Documents and any Finance Document, including its attachments, to the extent that the aggregate stamp duty paid (exclusive of any fine or penalty) exceeds $65,000,000. For the purposes of this clause 24.4, Finance Document means a document which is liable for duty as a mortgage, bond, debenture, charge or covenant under the Stamps Act 1958 and which is executed in connection with the transactions described in this Agreement or any other refinancing by EME or its Affiliates contemporaneous therewith.

(c) If the aggregate stamp duty (excluding any fine or penalty) does not exceed an aggregate of $65,000,000, EME shall pay to SECV by bank cheque or wire transfer the difference between the aggregate stamp duty (excluding any fine or penalty) paid pursuant to clause 24.4(a) and $65,000,000 within 20 Business Days of the earlier of:
      (1) EME being reasonably satisfied that all stamp duty (excluding any fine or penalty) has been paid; and
      (2) SECV notifying EME that it is reasonably satisfied that all stamp duty (excluding any fine or penalty) has been paid and indemnifying EME against any further stamp duty (excluding any fine or penalty) up to the amount of the payment described in clause 24.4 (c).

(d) EME and SECV indemnify the other parties in respect of any stamp duty payable under clause 24.4.

24.5  This agreement supersedes others

Unless Settlement does not occur, this Agreement constitutes the entire agreement among the Parties with respect to the Loy Yang B Power Station, and supersedes any prior or inconsistent agreements, arrangements or relationships.

24.6  Relationship

Nothing contained or implied in this Agreement shall:

(a) be construed to constitute a Party the partner, an agent or legal representative of any other Party for any purpose whatsoever or create or be deemed to create any partnership; or
(b)   create or be deemed to create any agency or trust.

24.7  Exercise of rights

Subject to the express provisions of this Agreement, a Party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a Party shall not prevent a further exercise of that or of any other right, power or remedy. Failure by a Party to exercise or delay in exercising a right, power or remedy shall not prevent its exercise.

24.8  Approvals and consents

(a) Subject to the express provisions of this Agreement, whenever in this Agreement the agreement, approval or consent of a Party is required the agreement, approval or consent may be withheld at the Party's sole discretion, delayed or subject to any condition.

(b) Whenever in this Agreement a Party is required not to unreasonably withhold its agreement, approval or consent to a thing, that Party shall not:
      (1)   unreasonably delay its agreement, approval or consent to that thing;
            or
      (2) make its agreement, approval or consent to that thing subject to unreasonable conditions.

24.9  Indemnities

(a) Each indemnity in this Agreement shall be a continuing obligation, separate and independent from the other obligations of the Parties and survives termination of this Agreement.

(b) It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

(c) Costs, fees and expenses of a Party covered by indemnification from another Party shall include legal expenses, fees and charges incurred by the indemnified Party on a solicitor-own client basis and shall not be subject to taxation on a party-and-party or any other basis.

24.10  Severability

If the whole or any part of a provision of this Agreement is void, unenforceable or illegal in a jurisdiction it shall be severed for the purposes of that jurisdiction, the remainder of this Agreement shall remain in full force and effect and the validity or enforceability of that provision in any other jurisdiction shall not be affected.

24.11  Supervening legislation

To the extent permitted by law, any present or future legislation which operates to vary an obligation or right, power or remedy of a person in connection with this Agreement is excluded.

EXECUTED by the parties as an agreement:

THE COMMON SEAL of
STATE ELECTRICITY COMMISSION
OF VICTORIA was affixed to this
document in accordance with the
State Electricity Commission Act
in the presence of:

Graham Brooke                               Annabelle Simon
-------------------------------             ---------------------------------
Administrator                               Witness
-------------------------------             ---------------------------------
Name (please print)                         Name (please print)

THE COMMON SEAL of
EDISON MISSION ENERGY AUSTRALIA LIMITED
was affixed to this document in
the presence of:

Robert M. Edgell                            Gregory C. Hoppe
-------------------------------             ---------------------------------
Director                                    Director/Secretary
-------------------------------             ---------------------------------
Name (please print)                         Name (please print)

THE COMMON SEAL of
LOY YANG B POWER STATION PTY LTD
was affixed to this
document in the presence of:

Graeme Greaves                              Anthony Coughlin, FCA
-------------------------------             ---------------------------------
Director                                    Secretary
-------------------------------             ---------------------------------
Name (please print)                         Name (please print)

THE COMMON SEAL of
LOY YANG POWER LIMITED
was affixed to this
document in the presence of:

John C. Richards                            John McMath
--------------------------------            ---------------------------------
Director                                    Secretary
--------------------------------            ---------------------------------
Name (please print)                         Name (please print)

SIGNED by THE HONOURABLE ALAN       )
ROBERT STOCKDALE in the presence    )       Alan R. Stockdale
of:                                 )       .................................

John C. Cole
 ..............................
Witness
Name (printed):  John C. Cole

THE COMMON SEAL of
LEANNE POWER PTY LTD
was affixed to this
document in the presence of:

Graham Brooke                               Graeme Greaves
-------------------------------             ---------------------------------
Director                                    Director/Secretary
-------------------------------             ---------------------------------
Name (please print)                         Name (please print)



AS TO PART 18 OF THIS AGREEMENT ONLY:

EDISON MISSION ENERGY,
A CALIFORNIA CORPORATION
BY:    Robert M. Edgell
   ----------------------------
NAME:  Robert M. Edgell
     --------------------------
ITS:   Executive V.P & Director
    ---------------------------